Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Cadence Pharmaceuticals, Inc. for the registration of debt securities, preferred stock, common stock, debt warrants and equity warrants and to the incorporation by reference therein of our reports dated March 4, 2011, with respect to the financial statements of Cadence Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Cadence Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 1, 2011